                                                                    EXHIBIT 99.9

                         LIONBRIDGE TECHNOLOGIES, INC.
                       CONSOLIDATED FINANCIAL STATEMENTS

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Lionbridge Technologies, Inc.:


    In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of operations, redeemable preferred stock and stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Lionbridge Technologies, Inc. at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the mergers of Harvard Translations, Inc. and INT'L.com, Inc. on May 18, 2000 and May 22, 2000, respectively, in transactions accounted for as poolings of interests, as described in Note 4 to the consolidated financial statements. We did not audit the financial statements of INT'L.com, Inc., which statements reflect total assets of $23,805,000 and $11,113,000 as of December 31, 1999 and 1998,
respectively, and total revenues of $34,902,000, $17,317,000 and $9,407,000 for each of the three years in the period ended December 31, 1999. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for INT'L.com, Inc., is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.



/s/ PricewaterhouseCoopers LLP



Boston, Massachusetts
January 24, 2000, except as to the poolings of interests described in Note 4 which are as of May 22, 2000

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
INT'L.com, Inc. and Subsidiaries:



    We have audited the accompanying consolidated balance sheets, as restated, of INT'L.com, Inc. and Subsidiaries (a Delaware corporation formerly known as IC Global Services, Inc.) as of December 31, 1999 and 1998, and the related consolidated statements of operations, redeemable preferred stock, stockholders' equity (deficit) and comprehensive loss, as restated, and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.



    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of INT'L.com, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.



/s/ Arthur Andersen LLP
Boston, Massachusetts
March 3, 2000

                         LIONBRIDGE TECHNOLOGIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)


                                                                  DECEMBER 31,
                                                               -------------------
                                                                 1999       1998
                                                               --------   --------
ASSETS
Current assets:
  Cash and cash equivalents.................................   $12,350    $ 1,199
  Marketable securities.....................................        --      2,194
  Accounts receivable, net of allowances of $1,122 and $722
    at December 31, 1999 and 1998, respectively.............    15,063     11,280
  Work in process...........................................     5,119      4,515
  Other current assets......................................     1,410      1,383
                                                               -------    -------
    Total current assets....................................    33,942     20,571
Property and equipment, net.................................     6,388      3,556
Goodwill and other intangible assets, net...................    19,948      9,942
Other assets................................................       417        522
                                                               -------    -------
    Total assets............................................   $60,695    $34,591
                                                               =======    =======
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS'
  DEFICIT
Current liabilities:
  Amounts owed to banks.....................................   $    --    $   416
  Short-term debt and current portion of long-term debt.....     9,636      9,009
  Current portion of capital lease obligations..............       959        215
  Accounts payable..........................................     9,621      5,752
  Accrued compensation and benefits.........................     4,798      3,338
  Accrued outsourcing.......................................     2,664      1,223
  Other accrued expenses....................................     4,081      4,602
  Deferred revenue..........................................     3,619        419
  Deferred income taxes.....................................       224         --
                                                               -------    -------
    Total current liabilities...............................    35,602     24,974
                                                               -------    -------
Long-term debt, less current portion........................    15,472      3,703
Capital lease obligations, less current portion.............       307        240
Other long-term liabilities.................................       269        188

Redeemable preferred stock, $0.01 par value:
  Series A convertible preferred stock, 867,047 and
    18,138,361 shares authorized at December 31, 1999 and
    1998, respectively; 867,047 and 14,138,361 shares issued
    and outstanding at December 31, 1999 and 1998,
    respectively............................................     1,811     17,229
  Series B redeemable convertible preferred stock, 3,500,000 and 2,100,000 shares authorized at December 31, 1999 and
    1998, respectively; 2,621,477 and 1,572,725 shares
    issued and outstanding at December 31, 1999 and 1998,
    respectively............................................    10,586      6,026
  Series C redeemable preferred stock, 5,000 shares
    authorized, issued and outstanding at December 31, 1999
    and 1998................................................       537        510
  Series D nonvoting convertible preferred stock, 0 and 200
    shares authorized at December 31, 1999 and 1998,
    respectively; 0 and 140 shares issued and outstanding at
    December 31, 1999 and 1998, respectively................        --         --
  Series D redeemable preferred stock, 1,100,000 and 0
    shares authorized at December 31, 1999 and 1998,
    respectively; 936,991 and 0 shares issued and
    outstanding at December 31, 1999 and 1998,
    respectively............................................     6,853         --

Commitments (Note 7)

Stockholders' deficit:
  Preferred stock, $0.01 par value; 5,000,000 shares
    authorized at December 31, 1999; no shares issued and
    outstanding.............................................        --         --
  Common stock, $0.01 par value; 100,000,000 and 25,950,867
    shares authorized at December 31, 1999 and 1998,
    respectively; 21,323,790 and 4,603,397 shares issued and
    outstanding at December 31, 1999 and 1998,
    respectively............................................       213         46
  Additional paid-in capital................................    47,239      1,614
  Accumulated deficit.......................................   (55,476)   (19,872)
  Deferred compensation.....................................    (2,837)        --
  Subscriptions receivable..................................      (152)      (446)
  Treasury stock, at cost...................................      (167)        --
  Accumulated other comprehensive income....................       438        379
                                                               -------    -------
    Total stockholders' deficit.............................   (10,742)   (18,279)
                                                               -------    -------
      Total liabilities, redeemable preferred stock and
       stockholders' deficit................................   $60,695    $34,591
                                                               =======    =======


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                         LIONBRIDGE TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1999        1998        1997
                                                              ---------   ---------   ---------
Revenue.....................................................  $ 88,764     $59,754     $39,443
Cost of revenue.............................................    62,644      39,885      27,211
                                                              --------     -------     -------
    Gross profit............................................    26,120      19,869      12,232
                                                              --------     -------     -------
Operating expenses:
  Sales and marketing.......................................    10,141       5,053       2,334
  General and administrative................................    29,222      16,393      12,211
  Research and development..................................     2,216         265         202
  Amortization of acquisition-related intangible assets.....     6,113       2,445       4,400
  Merger, restructuring and other charges...................     1,197         501         541
  Acquired in-process research and development..............       300          --          --
  Stock-based compensation..................................       730          --          --
                                                              --------     -------     -------
    Total operating expenses................................    49,919      24,657      19,688
                                                              --------     -------     -------
Loss from operations........................................   (23,799)     (4,788)     (7,456)
Interest expense:
  Interest on outstanding debt..............................    (2,349)       (816)       (156)
  Accretion of discount on subordinated notes payable.......    (6,009)         --          --
Other income (expense), net.................................      (351)         69        (475)
                                                              --------     -------     -------
Loss before income taxes....................................   (32,508)     (5,535)     (8,087)
Provision for (benefit from) income taxes...................       699        (306)        (39)
                                                              --------     -------     -------
Net loss....................................................   (33,207)     (5,229)     (8,048)
Accrued dividends on preferred stock........................    (2,397)     (1,248)     (1,062)
                                                              --------     -------     -------
Net loss attributable to common stockholders................  $(35,604)    $(6,477)    $(9,110)
                                                              ========     =======     =======
Basic and diluted net loss per share attributable to common
  stockholders..............................................  $  (3.08)    $ (1.64)    $ (3.29)
Shares used in computing basic and diluted net loss per
  share attributable to common stockholders.................    11,560       3,938       2,770


   The accompanying notes are an integral part of the consolidated financial statements.

                         LIONBRIDGE TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
                (AMOUNTS IN THOUSANDS, EXCEPT NUMBER OF SHARES)

                                     REDEEMABLE             COMMON STOCK                   RETAINED
                                  PREFERRED STOCK       ---------------------   ADDITIONAL EARNINGS
                               ----------------------                 PAR       PAID-IN    (ACCUMULATED  DEFERRED      SUBSCRIPTIONS
                                 SHARES      AMOUNT       SHARES     VALUE      CAPITAL    DEFICIT)      COMPENSATION  RECEIVABLE
                               -----------   --------   ----------   --------   --------   -----------   -----------   -----------
Balance at December 31,
  1996.......................   13,673,098   $13,696     2,770,052     $ 27     $     8     $  1,715
Stock options exercised......                              375,385        4          52
Issuance of Series A
  convertible preferred
  stock......................      570,010       570
Repurchase of Series A
  convertible preferred stock
  to be retired..............     (971,654)     (972)
Accrual of dividends on
  preferred stock............                  1,062                                          (1,062)
Comprehensive loss:
Net loss.....................                                                                 (8,048)
Other comprehensive income:
    Translation adjustment...
Comprehensive loss...........
                               -----------   -------    ----------     ----     -------     --------
Balance at December 31,
  1997.......................   13,271,454    14,356     3,145,437       31          60       (7,395)
Issuance of common and
  preferred stock in
  connection with business
  combinations...............    1,095,514     2,661     1,025,699       11         899
Stock options exercised......                              316,662        3          39
Issuance on common stock in
  exchange for subscriptions
  receivable.................                              115,599        1         495                                   $(496)
Issuance of Series B
  redeemable preferred
  stock......................    1,344,258     5,000
Dividend distribution........        5,000       500                                          (6,000)
Accrual of dividends on
  preferred stock............                  1,248                                          (1,248)
Accretion of common stock to
  redemption value...........                                                       121
Collection of subscriptions
  receivable.................                                                                                                50
Comprehensive loss:
Net loss.....................                                                                 (5,229)
Other comprehensive loss:
    Translation adjustment...
Comprehensive loss...........
                               -----------   -------    ----------     ----     -------     --------                      -----

                                                     ACCUMULATED      TOTAL
                                 TREASURY STOCK       OTHER         STOCKHOLDERS'
                               -------------------   COMPREHENSIVE   EQUITY       COMPREHENSIVE
                               SHARES     AMOUNT      INCOME        (DEFICIT)        LOSS
                               --------   --------   ------------   -----------   ------------
Balance at December 31,
  1996.......................                                         $ 1,750
Stock options exercised......                                              56
Issuance of Series A
  convertible preferred
  stock......................
Repurchase of Series A
  convertible preferred stock
  to be retired..............
Accrual of dividends on
  preferred stock............                                          (1,062)
Comprehensive loss:
Net loss.....................                                          (8,048)      $ (8,048)
Other comprehensive income:
    Translation adjustment...                           $ 741             741            741
                                                                                    --------
Comprehensive loss...........                                                       $ (7,307)
                                                        -----         -------       ========
Balance at December 31,
  1997.......................                             741          (6,563)
Issuance of common and
  preferred stock in
  connection with business
  combinations...............                                             910
Stock options exercised......                                              42
Issuance on common stock in
  exchange for subscriptions
  receivable.................                                              --
Issuance of Series B
  redeemable preferred
  stock......................
Dividend distribution........                                          (6,000)
Accrual of dividends on
  preferred stock............                                          (1,248)
Accretion of common stock to
  redemption value...........                                             121
Collection of subscriptions
  receivable.................                                              50
Comprehensive loss:
Net loss.....................                                          (5,229)      $ (5,229)
Other comprehensive loss:
    Translation adjustment...                            (362)           (362)          (362)
                                                                                    --------
Comprehensive loss...........                                                       $ (5,591)
                                                        -----         -------       ========

                                     REDEEMABLE             COMMON STOCK                   RETAINED
                                  PREFERRED STOCK       ---------------------   ADDITIONAL EARNINGS
                               ----------------------                 PAR       PAID-IN    (ACCUMULATED  DEFERRED      SUBSCRIPTIONS
                                 SHARES      AMOUNT       SHARES     VALUE      CAPITAL    DEFICIT)      COMPENSATION  RECEIVABLE
                               -----------   --------   ----------   --------   --------   -----------   -----------   -----------
Balance at December 31,
  1998.......................   15,716,226    23,765     4,603,397       46       1,614      (19,872)                      (446)
Issuance of common and
  preferred stock in
  connection with business
  combinations...............      936,991     5,830     2,073,953       21       3,785
Issuance of warrants in
  connection with debt
  financing..................                                                     6,221
Deferred compensation........                                                     3,803                    $(3,803)
Amortization of deferred
  compensation...............                                                                                  730
Reversal of deferred
  compensation due to option
  forfeitures................                                                      (236)                       236
Stock options exercised......                              765,741        8         290
Accrual of dividends on
  preferred stock............                  2,397                                          (2,397)
Accretion of common stock to
  redemption value...........                                                       120
Warrants exercised...........                            1,533,050       15           5
Issuance of common stock in
  connection with initial
  public offering............                            3,500,000       35      31,725
Issuance of Series B
  redeemable preferred
  stock......................    1,048,752     3,900
Redemption and conversion of
  preferred stock............  (13,271,454)  (16,105)    8,847,649       88         (88)
Collection of subscriptions
  receivable.................                                                                                               147
Purchase of treasury stock...                                                                                               147
Comprehensive loss:
Net loss.....................                                                                (33,207)
Other comprehensive income:
    Translation adjustment...
Comprehensive loss...........
                               -----------   -------    ----------     ----     -------     --------       -------        -----
Balance at December 31,
  1999.......................    4,430,515   $19,787    21,323,790     $213     $47,239     $(55,476)      $(2,837)       $(152)
                               ===========   =======    ==========     ====     =======     ========       =======        =====

                                                     ACCUMULATED      TOTAL
                                 TREASURY STOCK       OTHER         STOCKHOLDERS'
                               -------------------   COMPREHENSIVE   EQUITY       COMPREHENSIVE
                               SHARES     AMOUNT      INCOME        (DEFICIT)        LOSS
                               --------   --------   ------------   -----------   ------------
Balance at December 31,
  1998.......................                             379         (18,279)
Issuance of common and
  preferred stock in
  connection with business
  combinations...............                                           3,806
Issuance of warrants in
  connection with debt
  financing..................                                           6,221
Deferred compensation........                                              --
Amortization of deferred
  compensation...............                                             730
Reversal of deferred
  compensation due to option
  forfeitures................                                              --
Stock options exercised......                                             298
Accrual of dividends on
  preferred stock............                                          (2,397)
Accretion of common stock to
  redemption value...........                                             120
Warrants exercised...........                                              20
Issuance of common stock in
  connection with initial
  public offering............                                          31,760
Issuance of Series B
  redeemable preferred
  stock......................                                              --
Redemption and conversion of
  preferred stock............                                              --
Collection of subscriptions
  receivable.................                                             147
Purchase of treasury stock...   41,197     $(167)                         (20)
Comprehensive loss:
Net loss.....................                                         (33,207)      $(33,207)
Other comprehensive income:
    Translation adjustment...                              59              59             59
                                                                                    --------
Comprehensive loss...........                                                       $(33,148)
                                ------     -----        -----        --------       ========
Balance at December 31,
  1999.......................   41,197     $(167)       $ 438        $(10,742)
                                ======     =====        =====        ========


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                         LIONBRIDGE TECHNOLOGIES, INC.


                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)


                                                                   FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Cash flows from operating activities:
  Net loss..................................................  $(33,207)  $(5,229)   $(8,048)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Amortization of acquisition-related intangible assets...     6,113     2,445      4,400
    Stock-based compensation................................       730        --         --
    Deferred executive compensation expense.................        --        --       (232)
    Accretion of discount on subordinated notes payable.....     6,009        --         --
    Loss on disposal of fixed assets........................        --        23         --
    Equity in (income) loss of joint ventures and other
     unconsolidated entities................................        21       (57)        --
    Acquired in-process research and development............       300        --         --
    Deferred rent...........................................       (36)      (22)        23
    Depreciation and amortization of property and
     equipment..............................................     3,277     1,754      1,638
    Provision for doubtful accounts.........................       552       328        420
    Deferred income taxes...................................       519      (313)       (29)
    Foreign currency (gain) loss on intercompany
     transactions...........................................       759       (67)       353
    Changes in operating assets and liabilities, net of
     effects of acquisitions:
      Accounts receivable...................................    (2,304)      (82)       300
      Work in process.......................................      (901)   (1,361)      (645)
      Other current assets..................................       404      (480)       379
      Other assets..........................................        52      (193)       (78)
      Accounts payable......................................     2,250       723       (324)
      Accrued compensation and benefits.....................     1,459       148      1,040
      Other accrued expenses................................       926       637         41
      Deferred revenue......................................     2,929      (950)      (426)
                                                              --------   -------    -------
        Net cash used in operating activities...............   (10,148)   (2,696)    (1,188)
                                                              --------   -------    -------
Cash flows from investing activities:
  Purchases of property and equipment.......................    (3,450)   (2,081)    (1,583)
  Payments for businesses acquired, net of cash acquired....    (4,150)   (3,340)       (18)
  Maturities (purchases) of marketable securities, net......     2,194    (2,194)        49
  Payments for Asian asset purchase, net of cash acquired...        --        --        (85)
  Transfer of funds from escrow.............................        --        --        600
  Other.....................................................        --        --        (57)
                                                              --------   -------    -------
        Net cash used in investing activities...............    (5,406)   (7,615)    (1,094)
                                                              --------   -------    -------
Cash flows from financing activities:
  Net increase (decrease) in amounts owed to banks..........      (348)      328       (522)
  Net increase (decrease) in short-term debt................       (18)    6,109      1,805
  Proceeds from issuance of long-term debt and warrants.....    14,000        --        131
  Repayment of long-term debt...............................    (6,000)       (6)      (217)
  Proceeds from issuance of preferred stock.................     3,901     5,000        570
  Redemption of preferred stock.............................   (16,105)       --         --
  Net proceeds from initial public offering of common
    stock...................................................    31,760        --         --
  Proceeds from exercise of stock options...................       297        42         56
  Payments on capital lease obligations.....................      (265)      138        168
  Purchase of treasury stock................................       (20)       --         --
  Collection of subscriptions receivable....................       147        50         --
  Dividends paid............................................      (400)   (1,600)        --
  Other.....................................................       118        26         --
                                                              --------   -------    -------
        Net cash provided by financing activities...........    27,067    10,087      1,991
                                                              --------   -------    -------
Net increase (decrease) in cash and cash equivalents........    11,513      (224)      (291)
Effects of exchange rate changes on cash and cash
  equivalents...............................................      (362)      (53)      (130)
Cash and cash equivalents at beginning of year..............     1,199     1,476      1,897
                                                              --------   -------    -------
Cash and cash equivalents at end of year....................  $ 12,350   $ 1,199    $ 1,476
                                                              ========   =======    =======


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                         LIONBRIDGE TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION:

    NATURE OF THE BUSINESS


    Lionbridge Technologies, Inc. and its subsidiaries (collectively, "Lionbridge" or the "Company") is a provider of globalization and other services, primarily to software publishers, computer hardware manufacturers, and companies in the telecommunications, financial services and life sciences industries. Globalization services, including localization, internationalization and testing, enable simultaneous worldwide release and ongoing maintenance of products and product-related technical support, training materials, and sales and marketing information in multiple languages. Lionbridge has its head office in the United States, with operations in France, Germany, Ireland, The Netherlands, China, Japan, Canada, Brazil, South Korea and the United States.


    FORMATION OF LIONBRIDGE AND BASIS OF PRESENTATION

    Lionbridge was incorporated on September 11, 1996 in order to effect the acquisition of certain elements of the localization businesses of Stream International Holdings, Inc. ("Stream"). Funding for the acquisition was provided through the issuance of common and preferred stock in Lionbridge and in a majority-owned subsidiary of Lionbridge.


    On December 23, 1996, Lionbridge entered into an agreement with Stream to acquire its localization businesses in Ireland, The Netherlands and France (see
Note 4). The purchase accounting for the acquisition of the businesses was recorded as though the purchase had occurred on December 31, 1996, as the results of operations and changes in financial position between December 23, 1996 and this date were immaterial.



    The December 23, 1996 agreement with Stream also contemplated the acquisition of certain businesses in Asia. However, Lionbridge did not acquire such businesses as planned, and renegotiated the agreement in July 1997. As a result, a note payable for $840,000 issued to Stream in contemplation of the December 23, 1996 agreement was canceled, and restricted cash of $600,000, which was held in escrow at December 31, 1996 and which was to be paid to Stream on completion of the Asian acquisition, was returned to Lionbridge, net of certain payments otherwise due.


    On July 3, 1997, Lionbridge entered into a new agreement with Stream to purchase work in process and certain other assets of Stream's Japanese, Chinese and Taiwanese localization businesses as of April 1, 1997, and of the South Korean localization business as of July 3, 1997, in exchange for approximately $100,000 of cash plus the assumption of liabilities of $317,000 for the completion of work under existing customer contracts. As these assets did not comprise businesses, the Company allocated the purchase price based on their fair values.

    On August 25, 1999, Lionbridge consummated an initial public offering of its common stock. In connection with this offering, Lionbridge sold 3,500,000 shares of its common stock and received net proceeds of approximately $31,760,000.

    SUBSEQUENT EVENTS


    On May 18, 2000, as more fully described in Note 4, Lionbridge completed its acquisition of all of the capital stock of Harvard Translations, Inc. ("HT") by means of a merger. As a result of the merger, HT became a wholly owned subsidiary of Lionbridge. In addition, as more fully described in Note 4, on May 22, 2000, Lionbridge completed its acquisition of all of the capital stock of INT'L.com, Inc. ("INT'L.com") by means of a merger. As a result of the merger, INT'L.com became a wholly owned subsidiary of Lionbridge. These transactions are referred to herein as the "mergers." These consolidated financial statements have been prepared following the pooling-of-interests method of accounting for the mergers and therefore reflect the combined financial position, operating results and cash flows of Lionbridge, HT and INT'L.com and their subsidiaries as if they had been combined for all periods presented.

    Information with respect to HT and INT'L.com common stock, options and warrants has been retroactively restated in connection with their mergers with Lionbridge to reflect their applicable merger per share exchange ratios of
3.8864 and 0.7567, respectively.

2. SIGNIFICANT ACCOUNTING POLICIES:

    The accompanying consolidated financial statements of Lionbridge reflect the application of certain significant accounting policies as described below:

    PRINCIPLES OF CONSOLIDATION


    The accompanying consolidated financial statements include the accounts of Lionbridge and its wholly owned subsidiaries from the effective date of their acquisition or formation. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.


    REVENUE RECOGNITION

    Lionbridge recognizes revenue from the provision of services to its customers primarily on the percentage-of-completion method of accounting, based on all costs incurred to date as a percentage of management's estimates of total costs of individual contracts. Anticipated losses by project, if any, are recognized in the period in which determined.

    ADVERTISING COSTS

    Advertising costs are included in sales and marketing expenses and are expensed as incurred. Advertising costs were approximately $281,000, $160,000 and $56,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

    FOREIGN CURRENCY TRANSLATION

    The functional currency for each of Lionbridge's foreign operations is the local currency of the country in which those operations are based. Revenues and expenses of foreign operations are translated into U.S. dollars at the average rates of exchange during the year. Assets and liabilities of foreign operations are translated into U.S. dollars at year-end rates of exchange. Resulting cumulative translation adjustments are reflected as a separate component of accumulated other comprehensive income in stockholders' equity (deficit). Foreign currency transaction gains or losses, arising from exchange rate fluctuations on transactions denominated in currencies other than the functional currencies, are included in other income (expense), net in the consolidated statements of operations and were $356,000, $57,000 and $(472,000) for the years ended December 31, 1999, 1998 and 1997, respectively.

    For the purpose of the disclosure of comprehensive loss, Lionbridge does not record tax provisions or benefits for the net changes in foreign currency translation adjustments, as Lionbridge intends to permanently reinvest undistributed earnings in its foreign subsidiaries.

    CASH EQUIVALENTS AND MARKETABLE SECURITIES

    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Included in cash equivalents at December 31, 1999 and 1998 are funds held in money market accounts.

    In accordance with Statement of Financial Accounting Standards (SFAS)
No. 115, "Accounting for certain Investments in Debt and Equity Securities," the Company has classified certain investments at December 31, 1998 as held-to-maturity. Held-to-maturity securities are reported at amortized cost, which approximates fair market value. The Company's held-to-maturity securities at December 31, 1998 consisted of certificates of deposit with an average maturity date of 30 days.

    WORK IN PROCESS

    Work in process represents the value of work performed but not billed. Work in process is calculated using the percentage-of-completion method based on total anticipated costs and is stated at cost plus estimated profit, but not in excess of net realizable value. Billing of amounts in work in process occurs according to customer-agreed payment schedules or upon completion of specified project milestones. All of Lionbridge's projects in work in process are expected to be billed and collected within one year.

    PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method, based upon the following asset lives:

Computer software and equipment        1 to 5 years
Furniture and office equipment         3 to 7 years
Leasehold improvements                 Shorter of lease term or useful life
                                       of asset

    Upon retirement or other disposition, the cost and related accumulated depreciation of the assets are removed from the accounts and the resulting gain or loss is reflected in the determination of net income or loss. Expenditures for maintenance and repairs are expensed as incurred.

    GOODWILL AND OTHER INTANGIBLE ASSETS


    Goodwill represents the excess of cost over the fair value of the net assets of businesses acquired. Goodwill is amortized using the straight-line method over five years. Other intangible assets arose from the acquisitions of VeriTest, Inc. ("VeriTest") and International Language Engineering Corporation

("ILE") (see Note 4) and include the following which are being amortized on a straight-line basis over the following estimated useful lives:



                                                               ESTIMATED
                                                              USEFUL LIFE
                                                              -----------
VeriTest:
  Acquired workforce........................................  5 years
  Trade name................................................  5 years
ILE:
  Installed customer base...................................  5 years
  Acquired workforce........................................  2 years
  Completed technology......................................  3 years


    LONG-LIVED ASSETS

    Lionbridge periodically evaluates the net realizable value of long-lived assets, including goodwill and property and equipment, relying on a number of factors including operating results, business plans, economic projections and anticipated future cash flows. An impairment in the carrying value of an asset is assessed when the undiscounted, expected future operating cash flows derived from the asset are less than its carrying value.


    MINORITY INTEREST



    Other assets at December 31, 1999 and 1998 include minority investments accounted for under the equity method of $59,000 and $116,000, respectively. At December 31, 1999 and 1998, the Company had a 25% minority equity investment in the capital stock of Language Partners, Inc., headquartered in Chicago, Illinois. At December 31, 1998, the Company also had a 32.8% minority equity investment in the capital stock of Motus!, headquartered in Paris, France. The Company purchased the remaining equity interest in Motus! on September 30, 1999, subsequent to which the operations of Motus! have been fully consolidated in the accompanying consolidated statements of operations. The Company accounted for its acquisition of the remaining equity interest in Motus! as a purchase transaction (see Note 4). The Company's proportionate share of the income (loss) of its equity investments is included in other income (expense), net in the accompanying consolidated statements of operations.


    INCOME TAXES

    Deferred income taxes are recognized based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the temporary differences are expected to reverse. Valuation allowances are provided if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

    NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

    Basic and diluted earnings per share are computed in accordance with SFAS No. 128, "Earnings per Share." Basic net loss per share attributable to common stockholders is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding. There is no difference between basic and diluted earnings per share since potential common shares from the conversion of preferred stock and exercises of stock options and warrants are anti-dilutive for all periods presented.

    ACCOUNTING FOR STOCK-BASED COMPENSATION


    Lionbridge accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") Opinion
No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of Lionbridge's common stock at the date of grant. When the exercise price of stock options granted to employees is less than the fair market value of common stock at the date of grant, Lionbridge records that difference multiplied by the number of shares under option as deferred compensation, which is then amortized over the vesting period of the options. Lionbridge has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," through disclosure only (see Note 9). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123 and related guidance.


    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Estimates are used when accounting for the collectibility of receivables, calculating revenue using the percentage-of-completion method, and valuing intangible assets, deferred tax assets and net assets of businesses acquired.

    CONCENTRATIONS OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

    Financial instruments which potentially subject Lionbridge to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivables. The Company places its cash and cash equivalents with financial institutions with high credit standing. Concentrations of credit risk with respect to trade accounts receivable are limited due to the dispersion of customers across different geographic regions. Lionbridge does not require collateral or other security against trade receivable balances; however, it maintains reserves for potential credit losses and such losses have been within management's expectations.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    Financial instruments, including cash and cash equivalents, marketable securities, accounts receivable, accounts payable, redeemable preferred stock and debt, are carried in the consolidated financial statements at amounts that approximate fair values at December 31, 1999, 1998 and 1997. Fair values are based on quoted market prices and assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 was amended on July 7, 1999 by the issuance of SFAS
No. 137 ("SFAS 137"), "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133--an amendment of FASB Statement No. 133." SFAS 137 defers the implementation of SFAS 133 by one year. SFAS 133, as amended, is effective for fiscal quarters beginning after January 1, 2001 for the Company and its adoption is not expected to have a material impact on the Company's financial position or results of operations.

    In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." This bulletin summarizes certain views of the staff on applying generally accepted accounting principles to revenue recognition in financial statements. The staff believes that revenue is realized or realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller's price to the buyer is fixed or determinable; and collectibility is reasonably assured. The Company believes that its current revenue recognition policy complies with the Commission's guidelines. SAB 101 is effective the fourth quarter of 2000.

    In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of APB Opinion
No. 25 and among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either
December 15, 1998 or January 12, 2000. The Company does not expect the application of FIN 44 to have a material impact on the Company's financial position or results of operations.

3. PROPERTY AND EQUIPMENT:

    Property and equipment consisted of the following at December 31:

                                                         1999          1998
                                                      -----------   ----------
Computer software and equipment.....................  $10,206,000   $5,145,000
Furniture and office equipment......................    2,501,000    1,193,000
Leasehold improvements..............................      965,000      466,000
                                                      -----------   ----------
                                                       13,672,000    6,804,000
Less: Accumulated depreciation and amortization.....   (7,284,000)  (3,248,000)
                                                      -----------   ----------
Total...............................................  $ 6,388,000   $3,556,000
                                                      ===========   ==========

4. BUSINESS COMBINATIONS:

    LOCALIZATION BUSINESS OF STREAM

    On December 23, 1996, Lionbridge acquired the localization businesses of Stream in Ireland, The Netherlands and France (see Note 1). In accordance with the acquisition agreement, Lionbridge paid Stream aggregate cash consideration of $11,300,000 in exchange for all of the outstanding common stock of R.R. Donnelley Language Solutions International B.V. and Stream International Language Solutions as well as the assumption of tax liabilities of $100,000 incurred in connection with the transaction. Goodwill of $9,224,000 was initially recognized in connection with this acquisition.


    In 1997, Lionbridge submitted a claim to Stream for the reimbursement of a portion of the purchase consideration under the indemnity terms of the December 23, 1996 agreement. This claim was ultimately resolved through a settlement agreement with Stream, effective December 31, 1997 (see Note 6). Under the terms of this agreement, the purchase price for the European businesses was reduced by $531,000. This amount was deducted from goodwill at December 31, 1997.


    During 1999, 1998 and 1997, acquired net operating loss carryforwards of approximately $1,540,000, $1,291,000 and $1,120,000, respectively, were utilized to offset taxable income in Ireland, France and The Netherlands. As the deferred tax assets associated with these losses had been fully reserved at the time of the Stream acquisition, the benefits were recorded as reductions to goodwill of $519,000, $207,000, and $112,000 in 1999, 1998 and 1997, respectively.

    JAPANESE LANGUAGE SERVICES

    On February 27, 1998, Lionbridge entered into an agreement to acquire all of the outstanding stock of Japanese Language Services, Inc. ("JLS"), a company based in Massachusetts with additional operations in Japan, for total initial consideration of $2,323,000 consisting of cash of $2,237,000 and 286,959 shares of common stock valued at $86,000. The shares of common stock may be redeemed, at the option of the holder, at a price of $1.35 per share at any time from July 2001 to September 2001. The carrying amount of the redeemable common stock will be increased to the redemption amount of $387,000 over the 30-month period ending July 2001. The agreement also required certain contingent stock issuances, limited to 24,268 shares of common stock, and cash payments, limited to $625,000, dependent on operating results of JLS through December 31, 1999. This agreement was effective January 2, 1998, when operating control of JLS was assumed by Lionbridge. The acquisition was accounted for using the purchase method of accounting, and the results of JLS have been included in Lionbridge's financial statements as of the effective date. The purchase price, including direct costs of the acquisition, was allocated based on the fair values of the acquired assets and liabilities assumed as follows:

Current assets..............................................  $  935,000
Property and equipment......................................     247,000
Current liabilities.........................................    (789,000)
Goodwill....................................................   1,999,000
                                                              ----------
                                                              $2,392,000
                                                              ==========


    The initial calculation of goodwill did not include any anticipated contingent consideration. Additional goodwill of $484,000 was subsequently recorded through December 31, 1999 in connection with incremental payments and the issuance of 24,268 additional shares of common stock valued at $35,000 made under the terms of the original agreement. Goodwill was also increased by $120,000 during each of the years ended December 31, 1999 and 1998, respectively, related to the accretion to the redemption amount of the redeemable common stock. Pro forma statements of operations for the year ended December 31, 1997 would not differ materially from reported results.

    ILT SOLUTIONS GROUP

    On April 1, 1998, Lionbridge acquired certain assets and operations of the ILT Solutions Group of Lucent Technologies, Inc. for cash of $1,000,000. The acquisition was accounted for using the purchase method of accounting. The purchase price, including direct costs of the acquisition, was allocated to current assets of $244,000, property and equipment of $299,000 and goodwill of $470,000 based on their fair values at the acquisition date. The results of the ILT Solutions Group are included in the accompanying consolidated financial statements as of the date of the acquisition. Pro forma statements of operations would not differ materially from reported results.

    SPRACHE UND DOKUMENTATION GMBH


    On May 19, 1998, Lionbridge's wholly owned subsidiary, INT'L.com, acquired all of the assets and assumed certain liabilities of Sprache und Dokumentation GmbH ("S&D"), a company based in Germany, for total consideration of $512,000, consisting of cash of $200,000 and 72,575 shares of common stock valued at $312,000. The acquisition was accounted for using the purchase method of accounting, and the results of S&D have been included in the accompanying consolidated financial statements as of the date of the acquisition. The purchase price, including direct costs of the acquisition, was allocated based on the fair values of the acquired assets and liabilities assumed as follows:


Property and equipment......................................  $ 99,000
Current liabilities.........................................   (89,000)
Goodwill....................................................   589,000
                                                              --------
                                                              $599,000
                                                              ========

    Pro forma statements of operations for the year ended December 31, 1997 would not differ materially from reported results.

    DIRECT LANGUAGE COMMUNICATIONS


    On August 14, 1998, Lionbridge's wholly owned subsidiary, INT'L.com, acquired Direct Language Communications, Inc. ("DLC"), a company based in San Francisco, for total consideration of approximately $3,173,000, consisting of 666,165 shares of common stock valued at $511,000, 867,047 shares of Series A convertible preferred stock valued at $1,811,000, and 228,467 shares of Series B redeemable convertible preferred stock valued at $850,000. All outstanding options to purchase common stock of DLC were exchanged for options to purchase common stock of the Company under similar terms.



    In addition, warrants to purchase shares of DLC common stock were exchanged for warrants to purchase 206,998 shares of the Company's common stock under similar terms. Warrants to purchase 10,170 shares of common stock were issued with an exercise price of $4.92 per share. Additionally, warrants to purchase 196,828 shares of common stock were issued with an exercise price of $1.43 per share. Unless certain conditions are met, the exercise price of $1.43 per share increases at a rate of 20% per annum, compounded annually. These warrants were exercised in full in May 2000.


    The transaction was accounted for using the purchase method of accounting, and the results of DLC have been included in the accompanying consolidated financial statements as of the date of the acquisition. The initial purchase price, including directs costs of the acquisition, was allocated based on the fair value of the acquired assets and liabilities assumed as follows:

Current assets..............................................  $1,843,000
Property and equipment......................................     484,000
Current liabilities.........................................    (691,000)
Noncurrent liabilities......................................    (149,000)
Goodwill....................................................   2,230,000
                                                              ----------
                                                              $3,717,000
                                                              ==========

    Pro forma statements of operations for the year ended December 31, 1997 would not differ materially from reported results.

    VERITEST, INC.

    On January 11, 1999, Lionbridge entered into an agreement to acquire all of the stock of VeriTest, a company based in California, for total initial consideration of $4,354,000 consisting of cash of $3,260,000, 66,668 shares of common stock valued at $344,000, and notes payable for $750,000. The agreement also requires certain contingent cash payments, limited to $1,000,000, dependent on future operating performance through December 31, 2000. The acquisition was accounted for using the purchase method of accounting. The purchase price, including direct costs of the acquisition, was allocated based on the fair values of the acquired assets and liabilities assumed as follows:


Current assets..............................................  $  522,000
Current liabilities.........................................    (616,000)
Property and equipment......................................     175,000
Acquired workforce..........................................     676,000
Trade name..................................................     505,000
Goodwill....................................................   3,157,000
                                                              ----------
                                                              $4,419,000
                                                              ==========


    The initial calculation of goodwill did not include any contingent consideration. Future payments, if any, under the contingent payment arrangement will increase goodwill. The results of VeriTest are included in these financial statements from the date of acquisition.

    INTERNATIONAL LANGUAGE ENGINEERING CORPORATION


    On April 9, 1999, Lionbridge's wholly owned subsidiary, INT'L.com, acquired ILE, a company based in Colorado, for total consideration of $9,237,000, consisting of 1,983,017 shares of common stock valued at $3,407,000 and 936,991 shares of Series D redeemable preferred stock valued at $5,830,000. In addition, long-term debt of ILE in the amount of $3,250,000 was assumed. Upon the acquisition, all outstanding options to purchase common stock of ILE were exchanged for options to purchase common stock of the Company under similar terms. The transaction was accounted for using the purchase method of accounting, and the results of ILE have been included in the accompanying consolidated financial statements as of the acquisition date. The purchase price, including direct costs of the acquisition, was allocated based on the fair value of the acquired assets and liabilities assumed as follows:


Current assets..............................................  $ 3,020,000
Property and equipment......................................    1,922,000
Current liabilities.........................................   (4,111,000)
Installed customer base.....................................    1,800,000
Acquired workforce..........................................    1,200,000
Completed technology........................................      800,000
Acquired in-process research and development................      300,000
Goodwill....................................................    7,892,000
                                                              -----------
                                                              $12,823,000
                                                              ===========



    The value of acquired in-process research and development was recorded as an operating expense as of the acquisition date.


    MOTUS!


    At December 31, 1998, Lionbridge's wholly owned subsidiary, INT'L.com, had a 32.8% equity investment in Motus!, a French-based provider of localization and translation services. This investment was accounted for using the equity method. On September 30, 1999, INT'L.com acquired the remaining equity interest in Motus! for $124,000 in cash and options to purchase 6,000 shares of common stock of the Company valued at $20,000. The transaction was accounted for using the purchase method of accounting, and the results of Motus! have been included in the accompanying consolidated financial statements as of the date of the acquisition. The purchase price, including direct costs of the acquisition, was allocated based on the fair value of the acquired assets and liabilities assumed as follows:


Property, equipment and long-term receivables...............  $ 15,000
Current liabilities.........................................   (87,000)
Goodwill....................................................   217,000
                                                              --------
                                                              $145,000
                                                              ========

    PRO FORMA DISCLOSURES (UNAUDITED)

    The following unaudited pro forma consolidated results of operations for the years ended December 31, 1999 and 1998 assume that the acquisitions of S&D, DLC, VeriTest, ILE and Motus! occurred as of January 1, 1998:

                                                        1999          1998
                                                     -----------   -----------
Revenue............................................  $93,010,000   $90,583,000
Net loss...........................................  (35,961,000)   (8,581,000)
Basic and diluted net loss per share attributable
  to common stockholders...........................        (3.32)        (2.50)


    For each period presented, the pro forma results include estimates of the interest expense on debt used to finance the purchases and the depreciation and amortization of intangible assets based on the purchase price allocations. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisitions had occurred on January 1, 1998 or that may be obtained in the future.


    AMORTIZATION OF GOODWILL


    The expense of amortizing goodwill related to all acquisitions was $4,957,000, $2,445,000, and $1,841,000 in 1999, 1998 and 1997, respectively.
Additionally, amortization of $1,156,000 was recorded in 1999 in connection with other intangible assets acquired and $2,559,000 was recorded in 1997 in connection with a noncompete agreement between Lionbridge and Stream.

    SUBSEQUENT EVENT--HARVARD TRANSLATIONS, INC.


    On May 18, 2000, Lionbridge acquired HT, a company based in Massachusetts, by means of a merger. Upon the effective date of the merger, each outstanding share of HT common stock was converted into the right to receive 3.8864 shares of Lionbridge common stock. In addition, long-term debt of HT payable to its former sole stockholder in the amount of $202,844 and all accrued interest thereon was paid in full by the issuance of 13,820 shares of Lionbridge common stock. As a result of the merger, Lionbridge issued 285,865 shares of common stock in exchange for all of the outstanding shares of HT common stock and in payment in full of the $202,844 obligation of HT. Upon the acquisition, all outstanding options to purchase common stock of HT were assumed by Lionbridge and converted into options to purchase common stock of Lionbridge under similar terms. The transaction was accounted for using the pooling-of-interests method of accounting, and the results of HT have been included in the accompanying consolidated financial statements for all periods presented.


    SUBSEQUENT EVENT--INT'L.COM, INC.


    On May 22, 2000, Lionbridge acquired INT'L.com, a company based in Massachusetts, by means of a merger. Upon the effective date of the merger,
(i) each outstanding share of INT'L.com Series A common stock, Series B common stock, Series A preferred stock and Series B preferred stock was converted into the right to receive 0.7567 shares of Lionbridge common stock, (ii) each outstanding share of INT'L.com Series C preferred stock was converted into the right to receive 5.4590 shares of Lionbridge common stock, (iii) each outstanding share of INT'L.com Series D preferred stock was converted into the right to receive 0.5472 shares of Lionbridge common stock, (iv) the $2,000,000 of INT'L.com convertible debt and all accrued interest thereon was paid in full and cancelled in exchange for 109,158 shares of Lionbridge common stock, and
(v) the $5,000,000 of INT'L.com subordinated debt and all accrued interest thereon was paid in full and cancelled in exchange for 258,360 shares of Lionbridge common stock. As a result of the merger, Lionbridge issued 8,302,960 shares of common stock in exchange for all of the outstanding shares of INT'L.com capital stock and in payment in full of the $2,000,000 of convertible debt and $5,000,000 of subordinated debt of INT'L.com. Upon the acquisition, all outstanding options to purchase common stock of INT'L.com were assumed by Lionbridge and converted into options to purchase common stock of Lionbridge under similar terms. The transaction was accounted for using the pooling-of-interests method of accounting, and the results of INT'L.com have been included in the accompanying consolidated financial statements for all periods presented.

    Combined and separate results of Lionbridge, HT and INT'L.com for the periods preceding the mergers were as follows:


                             LIONBRIDGE        HT         INT'L.COM     COMBINED
                             -----------   -----------   -----------   -----------
Year ended December 31,
  1999
  Revenue..................  $49,508,000   $ 4,354,000   $34,902,000   $88,764,000
  Net loss.................  (17,586,000)     (113,000)  (15,508,000)  (33,207,000)

Year ended December 31,
  1998
  Revenue..................   38,412,000     4,025,000    17,317,000    59,754,000
  Net income (loss)........   (4,262,000)      168,000    (1,135,000)   (5,229,000)

Year ended December 31,
  1997
  Revenue..................   26,462,000     3,574,000     9,407,000    39,443,000
  Net income (loss)........   (7,654,000)       87,000      (481,000)   (8,048,000)


5. AMOUNTS OWED TO BANKS:

    Amounts owed to banks represent temporary, unsecured overdraft facilities utilized by Lionbridge's operations in Ireland, France, Holland and the United States as of December 31, 1998.

6. DEBT:

    Debt consisted of the following at December 31:


                                                         1999          1998
                                                      -----------   ----------
Lines of credit.....................................  $ 9,636,000   $9,009,000
Notes payable to stockholders.......................    7,703,000    3,703,000
Subordinated debt...................................    5,981,000           --
Convertible promissory notes to stockholders, net of
  discount..........................................    1,788,000           --
                                                      -----------   ----------
Total debt..........................................   25,108,000   12,712,000
Less current portion................................    9,636,000    9,009,000
                                                      -----------   ----------
Long-term debt, less current portion................  $15,472,000   $3,703,000
                                                      ===========   ==========


    SETTLEMENT AGREEMENT


    On June 10, 1998, Lionbridge entered into an agreement with certain companies that had previously been part of the Stream organization to settle various outstanding amounts due between Lionbridge and Stream, including the indemnity claim submitted by Lionbridge (see Note 4); a note payable to Stream of $569,000, together with accrued interest of $39,000; and the amount due to Stream on the exercise of its put option to sell 971,654 shares of Series A convertible preferred stock to Lionbridge (see Note 9). In settlement of all amounts due to and from Stream (or successor companies), Lionbridge agreed to pay an interest-free amount of $700,000 in seven equal monthly installments beginning February 1998. This note was recorded in current liabilities at December 31, 1997 and was paid during 1998. The net effect of the settlement agreement was to reduce by $531,000 the Company's purchase price for the European business acquired from Stream. The effective date of this agreement was December 31, 1997, and its impact was reflected in the consolidated financial statements as of that date.

    LINES OF CREDIT

    On September 26, 1997, Lionbridge entered into a line of credit agreement with a commercial bank. The agreement was subsequently amended on May 21, 1998 and December 20, 1999, and expires on March 20, 2000. At the time of the May 1998 amendment, Lionbridge issued a warrant for the purchase of 83,334 shares of common stock at an exercise price of $2.40 per share. This warrant was exercisable immediately and expires on May 21, 2003. The value ascribed to this warrant was immaterial. This warrant was exercised in full in May 2000. Under the amended terms of the agreement, Lionbridge may borrow up to $8,000,000, based on the value of certain eligible current assets worldwide. The interest rate payable on any outstanding borrowings is prime plus 1% per year (9.5%, 8.8%, and 9.5% at December 31, 1999, 1998 and 1997, respectively), and Lionbridge was required to pay a facility fee of $50,000 on the signing of the agreement. This fee and other direct arrangement expenses were amortized over the initial term of the agreement, which expired on May 22, 1998. Borrowings outstanding under the line of credit agreement are collateralized by certain assets of Lionbridge. The amounts outstanding on the line of credit at December 31, 1999 and 1998 were $6,593,000 and $7,693,000, respectively. The agreement requires Lionbridge to maintain certain financial ratios and restricts the payment of dividends. As of December 31, 1999, 1998 and 1997, Lionbridge was in compliance with the financial covenants as amended by the bank.


    On September 18, 1997, Lionbridge's wholly owned subsidiary, INT'L.com, entered into a demand line of credit and equipment loan with a bank. At December 31, 1998, $1,261,000 was outstanding under the line of credit and no amounts were outstanding under the equipment loan. On April 23, 1999, INT'L.com terminated its demand line of credit arrangement and entered into a new revolving line of credit agreement with a bank, as amended on August 20, 1999 (the "Revolving Line"). The Revolving Line allows for borrowings up to $5,000,000, based on the value of certain eligible current assets worldwide at an interest rate of prime plus 2% through February 28, 2000 and at the prime rate plus 1.25% thereafter (10.5% at December 31, 1999). Borrowings outstanding under the Revolving Line are collateralized by substantially all assets of INT'L.com. During the term of the agreement, INT'L.com must maintain certain financial covenants, including minimum levels of current assets, tangible net worth and quarterly revenue. At December 31, 1999, INT'L.com was either in compliance with the covenants or was in receipt of a waiver from the bank with respect to any non-compliance with the covenants. The amount outstanding on the Revolving Line at December 31, 1999 was $2,993,000.



    On December 4, 1997, Lionbridge's wholly owned subsidiary, HT, entered into a line of credit agreement with a bank which expires on May 31, 2000. Under the terms of the agreement, HT may borrow up to $350,000. The interest rate payable on any outstanding borrowings is prime (8.5% and 7.8% at December 31, 1999 and 1998, respectively). Borrowings outstanding under the line of credit agreement are collateralized by substantially all assets of HT and are personally guaranteed by a former stockholder of HT. The amounts outstanding on the line of credit at December 31, 1999 and 1998 were $50,000 and $55,000, respectively. The agreement requires HT to maintain certain financial ratios and restricts the payment of dividends. As of December 31, 1999, 1998 and 1997, HT was in compliance with the financial covenants.

    NOTES PAYABLE TO STOCKHOLDERS


    On August 13, 1998, as part of a cash and stock dividend to the INT'L.com stockholders on record as of that date, promissory notes to stockholders in the aggregate amount of $3,500,000 were issued (see Note 9). The notes bear interest at 6% per year for the first year of the term of the notes, and the interest rate increases by 1% for each successive year of the term of the notes. One half of the interest accruing in each semi-annual period is payable semi-annually on January 1 and June 30 during the term of the notes and the remaining interest is payable upon the maturity of the notes. The principal amount of the notes, together with any accrued but unpaid interest is payable in April 2005. At December 31, 1999 and 1998, $3,500,000 was outstanding under these notes.



    On January 11, 1999, Lionbridge entered into two substantially identical promissory note agreements with the former owners of VeriTest in connection with the acquisition of this business (see Note 4). The notes are for an aggregate amount of $750,000 and are payable in one installment on January 11, 2001. Interest on the notes is due annually at a rate of 8%.


    On April 9, 1999, INT'L.com assumed ILE's obligation under a promissory note to an ILE stockholder in the amount of $3,250,000 as part of the acquisition of ILE. The promissory note accrues interest at 8.5% per year and matures June 27, 2002. The promissory note is subordinate to all indebtedness owed by INT'L.com to any bank, pension fund, insurance fund or other financial institutions.

    In 1997, HT issued a note payable to a stockholder representing unsecured cash advances from the stockholder. The principal balance is due in July 2001. The note bears interest at 8.5% and is paid monthly. At December 31, 1999 and 1998, $203,000 was outstanding under this note.

    SUBORDINATED DEBT

    On January 8, 1999, Lionbridge entered into a bridge loan agreement with a third party. Under the terms of the agreement, Lionbridge issued a $4,000,000, 12% senior subordinated note. On February 26, 1999, Lionbridge entered into a new subordinated debt agreement with the same party and terminated the bridge loan agreement and the $4,000,000 senior subordinated note. Under the terms of the new agreement, Lionbridge issued $10,000,000, 12% senior subordinated notes. The notes are subject to certain covenant restrictions, including the maintenance of a defined minimum current asset to current liability ratio and a minimum profitability measure, and are collateralized by certain assets of Lionbridge. The terms of the subordinated debt agreement prohibit Lionbridge from paying dividends to its stockholders. In connection with the issuance of these notes, Lionbridge issued detachable warrants to purchase 1,277,716 shares of common stock at a price of $0.015 per share, valued at $4,972,000. These warrants were exercised in full in August 1999.

    On March 9, 1999, Lionbridge entered into a subordinated debt agreement with a stockholder. Under the terms of the agreement, Lionbridge issued $2,000,000, 12% senior subordinated notes. The notes are collateralized by certain assets of Lionbridge and are subject to certain covenant restrictions, including the maintenance of a defined minimum current asset to current liability ratio and a minimum profitability measure. The terms of the subordinated debt agreement prohibit Lionbridge from paying dividends to its stockholders. In connection with the issuance of these notes, Lionbridge issued detachable warrants to purchase 255,544 shares of common stock at a price $0.015 per share, valued at $995,000. These warrants were exercised in full in November 1999.

    The aggregate value of the warrants issued in connection with these financings was recorded as a discount on subordinated notes payable and was amortized as additional interest expense using the straight-line method over the period from issuance until August 1999, based on the initially expected repayment of the debt upon the initial public offering of securities by Lionbridge.

    On August 19, 1999, Lionbridge entered into amendments to the subordinated debt agreements pursuant to which the 12% senior subordinated notes were issued. As a result, Lionbridge was required to repay one-half of the aggregate principal amount of each of the notes, together with all accrued and unpaid interest thereon, upon the closing of its initial public offering. The remaining aggregate principal amount of such notes, together with all accrued and unpaid interest thereon, is required to be repaid upon the earlier of August 25, 2001 or an underwritten public offering by Lionbridge subsequent to the initial public offering of securities with aggregate proceeds of at least $10,000,000. These notes had previously required that all of the principal amount be paid upon a closing of an initial public offering of securities with aggregate proceeds of at least $25,000,000. As of December 31, 1999, $5,981,000 was outstanding under these subordinated notes.

    CONVERTIBLE PROMISSORY NOTES TO STOCKHOLDERS


    In August 1999, INT'L.com received $2,000,000 through the issuance of convertible promissory notes to existing investors. The convertible notes accrue interest at 10% per annum and mature in August 2001. The convertible promissory notes are subordinate to the Revolving Line described above. The outstanding principal and accrued interest on the notes may convert, at the option of the lenders, into shares of the Company's equity securities. These convertible notes were paid in full in May 2000. As additional consideration to the investors, INT'L.com issued warrants to purchase 56,753 shares of its common stock at an exercise price of $1.45 per share. The warrants are immediately exercisable and expire 10 years from the date of the grant. The value of the warrants was calculated using the Black Scholes pricing model as $254,000. These warrants were exercised in full in May 2000. Due to the issuance of these warrants, the convertible promissory notes are presented on the consolidated balance sheet at a discount, which is being amortized over the terms of the notes as additional interest expense.


7. COMMITMENTS:

    LEASE COMMITMENTS

    The Company leases certain equipment and office space under noncancelable agreements and leases which expire at various dates through 2026. Future minimum lease payments under noncancelable operating leases at December 31, 1999 were as follows:

YEAR ENDING DECEMBER 31,
------------------------
2000........................................................  $ 3,369,000
2001........................................................    2,815,000
2002........................................................    1,511,000
2002........................................................      819,000
2004........................................................      598,000
Thereafter..................................................    4,145,000
                                                              -----------
                                                              $13,257,000
                                                              ===========

    Total rental expenses charged to operations were $3,115,000, $2,073,000 and $1,347,000 in 1999, 1998 and 1997, respectively.

8. PREFERRED STOCK:

    Lionbridge is authorized to issue 5,000,000 shares of preferred stock in one or more series, each with such terms and rights as adopted by Lionbridge in creating such series. No such preferred stock was issued or outstanding as of December 31, 1999.

    Upon the closing of Lionbridge's initial public offering of common stock on August 25, 1999, all 13,271,314 shares and 140 shares of its Series A convertible preferred stock and Series D nonvoting convertible preferred stock, respectively, were converted into 132.7145 shares of Series B redeemable preferred stock and 8,847,649 shares of Series C convertible preferred stock. The Series B redeemable preferred stock was redeemed for $100,000 per share plus an 8% annual premium for a total payment of approximately $16,105,000. At the same time, the Series C convertible preferred stock was converted into 8,847,649 shares of common stock.

    As of December 31, 1999, INT'L.com had Series A, Series B, Series C and Series D preferred stock issued and outstanding. Holders of Series A and B preferred stock are entitled to the number of votes equal to the number of shares of common stock into which the preferred stock is then convertible. Each share of Series D preferred stock is entitled to one vote on all corporate matters. The Series C preferred stock is non-voting. The Series D preferred stock is entitled to cumulative dividends of $0.70 per share per annum. The Series A and B preferred stock is convertible at any time at the option of the holder into one share of INT'L.com common stock. The Series C and D preferred stock is not convertible. On August 10, 2006, all outstanding shares of Series B preferred stock shall be mandatorily redeemed in an amount equal to the original purchase price ($3.72 per share) plus interest thereon at 8% per annum, compounded annually from the date of issuance. During the year ended
December 31, 1999, accretion of $659,000 was recorded on the Series B preferred stock.


    On April 9, 2005, all outstanding shares of INT'L.com Series C preferred stock shall be mandatorily redeemed in an amount equal to (i) $100.00 per share plus (ii) interest thereon at 6% per annum, compounded annually, for the first 12 month period and increasing by 1% for each 12 month period thereafter, less
(iii) any interest periodically paid prior to April 9, 2005. One half of the interest accruing in each semi-annual period shall be payable in arrears semi-annually on June 30 and January 1 and the balance of the interest shall be payable upon redemption. During the year ended December 31, 1999, accretion of $26,642 was recorded on the Series C preferred stock.



    The INT'L.com Series D preferred stock is redeemable upon the earliest of
(i) April 9, 2004, (ii) within 30 days of a qualified initial public offering, as defined, or (ii) upon a greater than 50% change in control of INT'L.com as defined. The Series D redemption amount is $10.00 pre share plus cumulative unpaid dividends. During the year ended December 31, 1999, accretion of $1,023,000 was recorded on the Series D preferred stock.



    The above redemption amounts for the INT'L.com preferred stock are also the amounts to which the holders of the preferred stock will be entitled in the event of the liquidation, dissolution or winding up of INT'L.com, as defined.



9. STOCKHOLDERS' EQUITY (DEFICIT):


    COMMON STOCK

    As of December 31, 1999, INT'L.com had authorized and issued two classes of common stock--Series A and Series B common stock. Each share of Series A common stock is entitled to one vote on all corporate matters. Each share of Series B common stock is entitled to 0.6774 votes on all corporate matters. All outstanding shares of Series B common stock shall automatically be converted into an equal number of shares of Series A common stock in the event the Company fully redeems all outstanding shares of Series D redeemable preferred stock.

    EMPLOYEE STOCK PURCHASE PLAN


    On June 15, 1999, the Board of Directors of Lionbridge adopted the 1999 Employee Stock Purchase Plan (the "Purchase Plan"), effective upon the consummation of Lionbridge's initial public offering. The Purchase Plan allows for the issuance of 1,000,000 shares of Lionbridge's common stock to eligible employees. Under the Purchase Plan, Lionbridge is authorized to make a series of offerings during which employees may purchase shares of common stock through payroll deductions made over the term of the offering. The per-share purchase price at the end of each offering is equal to 85% of the fair market value of the common stock at the beginning or end of the offering period (as defined by the Purchase Plan), whichever is lower. The first six month offering period of the Purchase Plan commenced on November 1, 1999.


    RESTRICTED STOCK SALE


    In May 1998, INT'L.com issued a total of 68,306 shares of restricted
Series A common stock and 47,293 shares of unrestricted Series A common stock to two employees for $4.29 per share. The aggregate purchase price of approximately $496,000 was evidenced by full recourse notes payable to INT'L.com which are classified as subscriptions receivable in the accompanying consolidated balance sheets. The notes bear interest at 6% per annum and are payable in four annual installments commencing September 30, 1998. The restricted Series A common stock vests over a period of 27 months. All unvested shares of restricted Series A common stock may be repurchased at a price of $4.29 per share in the event of the employee's termination. The unrestricted Series A common stock vested immediately.



    At April 9, 1999, the holder of the 68,306 shares of restricted Series A common stock terminated his employment. At that date, 34,156 shares of restricted Series A common stock were vested and retained by the employee. The remaining 34,150 shares were repurchased by INT'L.com for $4.29 per share. The related notes were paid in full.


    DEFERRED COMPENSATION

    During the year ended December 31, 1999, Lionbridge recorded deferred compensation in connection with options granted at exercise prices below the then fair market value of Lionbridge's common stock totaling $3,803,000, representing the aggregate difference between the estimated fair market value of Lionbridge's common stock on the date of grant and the exercise price of each option. This deferred compensation is being amortized over the four-year vesting period of the related options, resulting in amortization of $730,000 in the year ended December 31, 1999.

    SETTLEMENT OF PUT OPTION


    In connection with the December 23, 1996 financing of Lionbridge, Stream was granted a put option to sell its 971,654 shares of Series A preferred stock to Lionbridge. On September 25, 1997, Stream exercised its put option and Lionbridge acquired 971,654 shares of its Series A preferred stock at a cost of $971,654. Settlement of this amount due to Stream was resolved through a subsequent agreement (see Note 6). In 1998, Lionbridge retired all of the shares acquired.


    REVERSE STOCK SPLIT

    Effective August 13, 1999, Lionbridge's Board of Directors declared a 2-for-3 reverse common stock split. All references in these consolidated financial statements to shares of common stock have been retroactively adjusted to reflect this reverse stock split.

    DIVIDEND


    On August 13, 1998, prior to the acquisition of DLC, INT'L.com declared a dividend to all Series A common stockholders of record as of that date in the form of cash, promissory notes and Series C preferred stock. The dividend totaled $6,000,000 and consisted of (i) $2,000,000 in cash, of which $1,600,000 was paid in 1998 and $400,000 was paid in 1999, (ii) promissory notes in the amount of $3,500,000 (see Note 6) and (iii) 5,000 shares of Series C preferred stock valued at $100.00 per share.


    STOCK OPTION PLANS

    Lionbridge maintains a stock option plan (the "Plan") for the issuance of incentive and nonqualified stock options. The initial number of shares of common stock available for issuance under the Plan was 2,855,365 shares, an amount that was increased to 5,522,032 shares in June 1999. Options to purchase common stock are granted at the discretion of the Board of Directors. Generally, stock options vest over a four-year period as follows: 25% on the first anniversary of the date of grant and semi-annually thereafter in equal installments over the remaining three-year period. Stock options generally expire ten years (five years in certain cases) from the date of grant.

    Under the terms of the Plan, the exercise price of incentive stock options granted must not be less than 100% (110% in certain cases) of the fair market value of the common stock on the date of grant, as determined by the Board of Directors. The exercise price of nonqualified stock options may be less than the fair market value of the common stock on the date of grant, as determined by the Board of Directors, but in no case may the exercise price be less than the statutory minimum. Prior to the Company's initial public offering of securities, the Board of Directors, in assessing the fair market value of Lionbridge's common stock, considered factors relevant at the time, including recent third-party transactions, significant new customers, composition of the management team, recent hiring results, Lionbridge's financial condition and operating results and the lack of a public market for Lionbridge's common stock.


    HT and INT'L.com also maintain stock option plans which provide for grants of options to officers, consultants and selected employees which expire ten years (five years in certain cases) from date of grant. The stock option grants generally vest over four to five years except for certain options that have acceleration clauses effective upon certain circumstances including a change of ownership or control. Upon the mergers with HT and INT'L.com, Lionbridge assumed options for the purchase of 742,584 shares of common stock. No further options will be granted under these assumed plans.

    Transactions involving all plans from January 1, 1997 to December 31, 1999 are summarized as follows:

                                                                      WEIGHTED-
                                                                       AVERAGE
                                                          NUMBER OF   EXERCISE
                                                           SHARES       PRICE
                                                          ---------   ---------
Outstanding at January 1, 1997..........................  1,501,529    $0.165
Granted.................................................  1,478,385     0.170
Exercised...............................................   (375,385)    0.150
Canceled................................................   (382,363)    0.150
                                                          ---------
Outstanding at December 31, 1997........................  2,222,166     0.175
Granted.................................................    865,087     1.684
Exercised...............................................   (316,662)    0.135
Canceled................................................   (119,288)    0.249
                                                          ---------
Outstanding at December 31, 1998........................  2,651,303     0.668
Granted.................................................  1,614,542     5.855
Exercised...............................................   (758,693)    1.100
Canceled................................................   (255,783)    3.806
                                                          ---------
Outstanding at December 31, 1999........................  3,251,369     2.896
                                                          =========

    Options for 852,350, 552,592 and 0 shares were exercisable at December 31, 1999, 1998 and 1997, respectively. There were 1,872,274, 636,843 and 263,644 shares available for future grant under the Plan at December 31, 1999, 1998 and 1997, respectively.

    The following table summarizes information about stock options outstanding at December 31, 1999:

                                                       OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                                                  -----------------------------         -----------------------------
                                                   WEIGHTED-
                                                    AVERAGE           WEIGHTED-                             WEIGHTED-
                                                   REMAINING           AVERAGE                               AVERAGE
      RANGE OF                  NUMBER            CONTRACTUAL         EXERCISE            NUMBER            EXERCISE
   EXERCISE PRICES            OUTSTANDING            LIFE               PRICE           EXERCISABLE           PRICE
---------------------         -----------         -----------         ---------         -----------         ---------
$0.150--0.165........          1,217,494          7.1 years            $0.160             476,669            $0.160
0.300...............             168,004          8.1 years             0.300              39,960             0.300
0.450...............               7,095          8.3 years             0.450               1,059             0.450
0.900...............              47,423          8.6 years             0.900              10,068             0.900
1.080...............              61,726          7.5 years             1.080              39,591             1.080
1.310...............              41,713          8.7 years             1.310              13,599             1.310
1.500--1.800........             482,775          9.2 years             1.520               2,204             1.500
1.720...............             361,810          8.1 years             1.720             142,757             1.720
4.920...............             302,680          9.3 years             4.920             113,505             4.920
5.660...............               5,830          7.4 years             5.660               2,332             5.660
6.000...............              36,667          9.4 years             6.000                  --
7.590...............              78,700          8.9 years             7.590              10,606             7.590
9.010...............              20,404          9.1 years             9.010                  --
9.750...............             286,298          9.4 years             9.750                  --
17.580..............              48,050          9.8 years            17.580                  --
18.000--18.310......              84,700          9.8 years            18.010                  --
                               ---------                                                  -------
                               3,251,369                                                  852,350
                               =========                                                  =======

    Had compensation cost for stock options granted to employees been determined based on the fair value at the date of grant consistent with the provisions of SFAS No. 123, Lionbridge's net loss for 1999, 1998 and 1997 would have been increased to $33,955,000, $5,476,000 and $8,062,000, respectively, and the net loss per common share attributable to common stockholders for 1999, 1998 and 1997 would have been increased to $3.14, $1.71 and $3.29, respectively. The estimated weighted-average fair value of Lionbridge, HT and INT'L.com options granted during 1999 was $3.04, $3.55 and $0.83, respectively. The estimated weighted-average fair value of Lionbridge, HT and INT'L.com options granted during 1998 was $0.06, $2.98 and $0.54 per share, respectively. The estimated weighted-average fair value of Lionbridge and HT options granted during 1997 was $0.02 and $2.23, respectively. INT'L.com granted no options in 1997. Stock options granted by Lionbridge with an exercise price in the range from $1.50 through $9.75 per share have an exercise price which exceeded the fair value of the underlying common stock on the date of grant. The weighted-average fair value of these options, which were all granted in 1999, was $2.18 per share.

    The fair value of each option grant was estimated on the date of grant using the Black Scholes option pricing model. The following assumptions were used for options granted: (i) weighted-average risk free interest rate ranges of 5.30% to 6.00% and 5.10% to 6.00% for 1999 and 1998, respectively, and a rate of 6.1% for 1997, (ii) weighted-average expected option lives of 4.0 to 10.0 years, and
(iii) no expected dividend yield. The fair value of options granted by Lionbridge after its initial public offering of securities has been calculated using the Black Scholes option pricing model with the same assumptions as above for 1999, but with an additional expected volatility factor of 85%.

10. INCOME TAXES:

    The provision for (benefit from) income taxes for the years ended
December 31, 1999, 1998 and 1997 is due to taxable income generated in foreign jurisdictions for which U.S. tax credit utilization is currently uncertain and the benefit from U.S. net operating losses.

    The components of the provision for (benefit from) income taxes are as follows:

                                                 1999       1998        1997
                                               --------   ---------   --------
Current:
  State......................................  $ 20,000   $      --   $     --
  Federal....................................        --     (70,000)   (10,000)
  Foreign....................................   160,000      52,000         --
                                               --------   ---------   --------
  Total current provision....................  $180,000   $ (18,000)  $(10,000)
                                               ========   =========   ========
Deferred:
  State......................................  $     --   $(123,000)  $(39,000)
  Federal....................................        --    (372,000)  (102,000)
  Foreign....................................   519,000     207,000    112,000
                                               --------   ---------   --------
Total deferred provision.....................  $519,000   $(288,000)  $(29,000)
                                               ========   =========   ========

    The benefit from the utilization of net operating loss carryforwards in Europe during the years ended December 31, 1999, 1998 and 1997 was recorded as a reduction of goodwill of $519,000, $207,000 and $112,000, respectively, rather than a tax provision benefit, since the deferred tax assets associated with these carryforwards had been fully reserved at the time of the acquisition of the businesses from Stream (see Note 4).

    The components of the loss before income taxes were as follows for the years ended December 31:

                                                    1999          1998          1997
                                                ------------   -----------   -----------
United States.................................  $(28,337,000)  $(6,124,000)  $(6,660,000)
Foreign.......................................    (4,171,000)      589,000    (1,427,000)
                                                ------------   -----------   -----------
Loss before income taxes......................  $(32,508,000)  $(5,535,000)  $(8,087,000)
                                                ============   ===========   ===========

    The consolidated deferred tax liabilities of the Company were as follows at December 31:


                                                         1999          1998
                                                      -----------   ----------
U.S. net operating loss carryforwards...............  $ 9,373,000   $1,639,000
Foreign net operating loss carryforwards............    3,745,000    1,696,000
Difference in accounting for amortization and
  depreciation......................................      523,000    1,113,000
Nondeductible reserves and accruals.................      453,000       61,000
Research and development tax credits................       50,000           --
Other...............................................      176,000     (285,000)
Valuation allowance.................................  (14,544,000)  (4,224,000)
                                                      -----------   ----------
Net deferred tax liability..........................  $  (224,000)          --
                                                      ===========   ==========


    Management of Lionbridge has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets. Under the applicable accounting standards, management has considered Lionbridge's history of losses and concluded that it is not certain that Lionbridge will generate future taxable income prior to the expiration of these net operating losses. Accordingly, the deferred tax assets have been fully reserved. Management reevaluates the positive and negative evidence periodically.

    At December 31, 1999, Lionbridge had net operating loss carryforwards for U.S. federal and state income tax purposes of approximately $23,400,000 which may be used to offset future taxable income, which begin to expire in 2011. The Company has federal research and development tax credits which may be used to offset future income tax of approximately $43,000 which expire in 2019. Additionally, Lionbridge has net operating loss carryforwards in France of approximately $3,100,000 which begin to expire in 2002; net operating loss carryforwards in Japan of approximately $1,100,000 which begin to expire in 2003; and net operating loss carryforwards in The Netherlands of approximately $6,200,000 which may be carried forward indefinitely.

    Tax benefits recognized for the utilization of foreign net operating loss carryforwards acquired in the December 23, 1996 acquisition of businesses from Stream (see Note 4) are recorded as a reduction to goodwill, rather than as a tax provision benefit.

    Under the provisions of the Internal Revenue Code, certain substantial changes in Lionbridge's ownership may limit in the future the amount of net operating loss carryforwards which could be used annually to offset future taxable income and income tax liability.

11. RESTRUCTURING CHARGES:


    During the fourth quarter of 1998, the first quarter of 1998 and the fourth quarter of 1997, Lionbridge recorded restructuring charges of $50,000, $451,000 and $541,000, respectively, in operating expenses. These charges related to workforce reductions in France, consisting of nine technical staff in 1997 and five technical and administrative staff in 1998. All employees had been informed of their termination and related benefits in the period that the corresponding charge was recorded. Lionbridge had balances of $0, $0 and $541,000 remaining at December 31, 1999, 1998 and 1997, respectively, in other accrued expenses in relation to these charges. As of December 31, 1999, none of these employees remained with Lionbridge and management does not anticipate any future expenditures related to these actions.



    During the second and fourth quarters of 1999, INT'L.com recorded restructuring charges of $747,000 and $450,000, respectively, in operating expenses. These charges relate to workforce reductions in the United States operating sites, consisting of 36 technical staff, 14 administrative staff and four sales staff. All employees had been informed of their termination and related benefits in the period that the corresponding charge was recorded. At December 31, 1999, approximately $357,000 remained in other accrued expenses relating to these charges. Management does not anticipate any future expenditures related to these actions in excess of amounts accrued at December 31, 1999.

12. EMPLOYEE BENEFIT PLANS:

    Lionbridge maintains an employee benefit plan qualified under
Section 401(k) of the Internal Revenue Code. All U.S. employees may participate in the 401(k) plan subject to certain eligibility requirements. Under the 401(k) plan, a participant may contribute a maximum of 15% of his or her pre-tax salary, commissions and bonuses through payroll deductions (up to the statutorily prescribed annual limit--$10,000 in 1999) to the 401(k) plan. The percentage elected by more highly compensated participants may be required to be lower. In addition, at the discretion of the Board of Directors, Lionbridge may make discretionary profit-sharing contributions into the 401(k) plan for all eligible employees. To date, Lionbridge has made no profit-sharing contributions to the 401(k) plan. In addition, as of December 31, 1999, the Company maintained defined benefit pension plans for employees in The Netherlands and France, and a defined contribution scheme for employees in Ireland. Total pension contributions charged to operations were $294,000, $350,000 and $154,000 in 1999, 1998 and 1997, respectively.


    As of December 31, 1999, HT and INT'L.com maintained 401(k) retirement plans for employees meeting certain age and service requirements. The plans provided for voluntary employee contributions from their annual compensation as well as matching contributions by HT and INT'L.com. For the years ended December 31, 1999, 1998 and 1997, respectively, matching contributions totaled approximately $87,000, $78,000 and $34,000, respectively.


13. OPERATING SEGMENT AND GEOGRAPHICAL INFORMATION:

    SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," requires that public business enterprises report certain information about operating segments in financial statements filed with the SEC and issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing their performance.

    Lionbridge has determined that its operating segments are those that are based on its method of internal reporting, which separately presents its business by the geographic site in which services are performed. Lionbridge has combined those segments which meet the aggregation criteria of SFAS No. 131 in determining its reportable segments.

    The Company's reportable segments are Localization and Testing. The Localization segment provides globalization services, including translation, software localization, internationalization engineering and multilingual technical publishing, that enable simultaneous worldwide release and ongoing maintenance of products and related technical support, training materials, and sales and marketing information in multiple languages. The Testing segment provides localization and internationalization testing of software, hardware and telecommunications equipment, as well as logo certification programs. All other unallocated enterprise costs are reflected in the "Corporate and Other" category.

    The table below presents information about the reported net loss of the Company for the years ended December 31, 1999, 1998 and 1997. For the year ended December 31, 1997, Lionbridge's only reportable segment was Localization. Asset information by reportable segment is not reported, since the Company does not produce such information internally.


                                                                           CORPORATE AND
                                              LOCALIZATION     TESTING         OTHER       ELIMINATIONS      TOTAL
                                              ------------   -----------   -------------   ------------   ------------
1999
  External revenue..........................  $ 81,582,000   $ 7,182,000   $         --                   $ 88,764,000
                                              ============   ===========   ============                   ============
  Inter-segment revenue.....................  $         --   $   315,000   $         --    $  (315,000)   $         --
                                              ============   ===========   ============    ============   ============
  Depreciation and amortization.............  $  2,678,000   $   402,000   $  6,310,000                   $  9,390,000
                                              ============   ===========   ============                   ============
  Site contribution.........................  $  3,378,000   $ 1,384,000   $         --                   $  4,762,000
  Interest income (expense), income tax
    expense and other items of income
    (expense)...............................   (10,018,000)   (1,120,000)   (26,831,000)                   (37,969,000)
                                              ------------   -----------   ------------                   ------------
    Net income (loss).......................  $ (6,640,000)  $   264,000   $(26,831,000)                  $(33,207,000)
                                              ============   ===========   ============                   ============

1998
  External revenue..........................  $ 57,568,000   $ 2,186,000   $         --                   $ 59,754,000
                                              ============   ===========   ============                   ============
  Inter-segment revenue.....................  $         --   $   144,000   $         --    $  (144,000)   $         --
                                              ============   ===========   ============    ============   ============
  Depreciation and amortization.............  $  1,605,000   $    90,000   $  2,504,000                   $  4,199,000
                                              ============   ===========   ============                   ============
  Site contribution.........................  $  7,934,000   $   675,000   $         --                   $  8,609,000
  Interest income (expense), income tax
    benefit (expense) and other items of
    income (expense)........................    (8,763,000)     (346,000)    (4,729,000)                   (13,838,000)
                                              ------------   -----------   ------------                   ------------
    Net income (loss).......................  $   (829,000)  $   329,000   $ (4,729,000)                  $ (5,229,000)
                                              ============   ===========   ============                   ============

1997
  External revenue..........................  $ 39,443,000                 $         --                   $ 39,443,000
                                              ============                 ============                   ============
  Inter-segment revenue.....................  $         --                 $         --                   $         --
                                              ============                 ============                   ============
  Depreciation and amortization.............  $  1,622,000                 $  4,416,000                   $  6,038,000
                                              ============                 ============                   ============
  Site contribution.........................  $  3,636,000                 $         --                   $  3,636,000
  Interest income (expense), income tax
    benefit (expense) and other items of
    income (expense)........................    (3,638,000)                  (8,046,000)                   (11,684,000)
                                              ------------                 ------------                   ------------
    Net income (loss).......................  $     (2,000)                $ (8,046,000)                  $ (8,048,000)
                                              ============                 ============                   ============

    A summary of Lionbridge's operations and other financial information by geographical region follows:

                                                               YEAR ENDED DECEMBER 31,
                                                      ------------------------------------------
                                                          1999           1998           1997
                                                      ------------   ------------   ------------
Net revenues:
  United States.....................................  $ 47,981,000   $ 23,865,000   $ 12,981,000
  Asia..............................................     8,075,000      4,801,000      1,510,000
  France............................................    11,725,000      9,094,000     11,070,000
  Ireland...........................................    14,398,000     14,296,000     11,157,000
  The Netherlands...................................     7,618,000      6,799,000      3,724,000
  Germany...........................................     2,947,000      2,520,000             --
  Eliminations......................................    (3,980,000)    (1,621,000)      (999,000)
                                                      ------------   ------------   ------------
                                                      $ 88,764,000   $ 59,754,000   $ 39,443,000
                                                      ============   ============   ============


                                                                      DECEMBER 31,
                                                         --------------------------------------
                                                            1999          1998          1997
                                                         -----------   -----------   ----------
Long-lived assets:
  United States........................................  $24,000,000   $11,648,000   $7,893,000
  Asia.................................................      455,000       320,000      146,000
  France...............................................      847,000       207,000      121,000
  Ireland..............................................      552,000       989,000      595,000
  The Netherlands......................................      298,000       109,000      108,000
  Germany..............................................      601,000       747,000           --
                                                         -----------   -----------   ----------
                                                         $26,753,000   $14,020,000   $8,863,000
                                                         ===========   ===========   ==========



    Foreign revenue is presented based on the country in which projects are managed. Long-lived assets in the United States as of December 31, 1999, 1998 and 1997 include goodwill and other intangible assets from acquisitions of $17,068,000, $9,942,000 and $6,710,000, respectively.


    Lionbridge has an agreement with the Irish Industrial Development Agency regarding financial grants to its Irish subsidiary from this agency. Under the agreement, the Irish subsidiary may not pay dividends or otherwise distribute its cash, including any distributions to Lionbridge.

14. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:


                                                                 YEAR ENDED DECEMBER 31,
                                                          --------------------------------------
                                                              1999          1998         1997
                                                          ------------   -----------   ---------
Interest paid...........................................  $  2,083,000   $   824,000   $ 152,000
Income taxes paid.......................................                               $ 214,000
Noncash investing and financing activities:
  Cancellation of note payable (Note 1).................                               $ 840,000
  Issuance of warrants for common stock in connection
    with debt (Note 6)..................................  $  5,967,000   $   254,000
  Noncash dividends paid (Note 9).......................                 $ 4,000,000

Lionbridge entered into an agreement to settle various
  outstanding amounts due between Lionbridge and Stream
  (Note 6) which reduced goodwill as follows:
  Cancellation of note payable, including interest......                               $ 608,000
  Repurchase of Series A preferred stock from Stream....                                 972,000
  Settlement of operating accounts......................                                (349,000)
  Amount payable by Lionbridge under agreement..........                                (700,000)
                                                                                       ---------
  Reduction to goodwill.................................                               $ 531,000
                                                                                       =========
Lionbridge, or a wholly owned subsidiary of Lionbridge,
  purchased all of the outstanding capital stock of
  Japanese Language Services, Inc., Sprache und
  Dokumentation GmbH and Direct Language
  Communications, Inc. in 1998 for $6,008,000. In
  conjunction with these acquisitions, liabilities were
  assumed as follows:
  Fair value of assets acquired and goodwill............                 $ 8,426,000
  Cash paid for capital stock...........................                  (2,437,000)
  Common stock issued...................................                    (909,000)
  Series A convertible preferred stock issued...........                  (1,812,000)
  Series B redeemable convertible preferred stock
    issued..............................................                    (850,000)
                                                                         -----------
  Liabilities assumed...................................                 $ 2,418,000
                                                                         ===========
Lionbridge, or a wholly owned subsidiary of Lionbridge,
  purchased all of the outstanding capital stock of
  VeriTest, Inc., International Language Engineering
  Corporation and Motus! in 1999 for $13,715,000. In
  conjunction with these acquisitions, liabilities were
  assumed as follows:
  Fair value of assets acquired and goodwill............  $ 22,201,000
  Cash paid for capital stock...........................    (3,384,000)
  Common stock issued...................................    (3,751,000)
  Series D redeemable preferred stock issued............    (5,830,000)
  Notes issued..........................................      (750,000)
                                                          ------------
  Liabilities assumed...................................  $  8,486,000
                                                          ============

15. VALUATION AND QUALIFYING ACCOUNTS:

    The following table sets forth activity in Lionbridge's accounts receivable reserve:

                                            BALANCE AT                             BALANCE AT
                                            BEGINNING    CHARGES TO                  END OF
                                             OF YEAR     OPERATIONS   DEDUCTIONS      YEAR
                                            ----------   ----------   ----------   ----------
  YEAR ENDED:
  December 31, 1997.......................    $    --     $490,000    $ (84,000)   $  406,000
  December 31, 1998.......................    406,000      366,000      (50,000)      722,000
  December 31, 1999.......................    722,000      614,000     (214,000)    1,122,000

16. NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS:

    Diluted net loss per share attributable to common stockholders does not differ from basic net loss per share attributable to common stockholders since potential common shares from the conversion of preferred stock and the exercise of stock options and warrants are anti-dilutive for all years presented and are therefore excluded from the calculation. Preferred stock convertible into 2,639,766, 10,693,824 and 8,847,649 shares of common stock, options to purchase 3,251,369, 2,651,303 and 2,222,166 shares of common stock, and warrants to purchase 347,084, 290,332 and 0 shares of common stock, were outstanding as of December 31, 1999, 1998 and 1997, respectively, but were not included in the calculation of diluted net loss per share attributable to common stockholders because the effect of their inclusion would have been anti-dilutive.

17. SUBSEQUENT EVENTS:

    In January 2000, Lionbridge acquired certain assets and operations of the Language Services Operation of Nortel Networks Corporation in Montreal and Ottawa, Canada; Beijing, China; Sao Paulo, Brazil; and Bogota, Colombia for total initial consideration of approximately $2,476,000. In connection with the acquisition, Nortel Networks awarded a preferred vendor designation to Lionbridge as part of a three-year services agreement. The purchase agreement provides for certain contingent payments to be made by Lionbridge during the first three years of the agreement, dependent on the level of revenues generated under the services agreement during those periods. The transaction will be accounted for using the purchase method of accounting.


    In January 2000, INT'L.com amended its Revolving Line. Borrowings under the amended line are on a formula basis and are limited to the lesser of
(i) $5,000,000 or (ii) 85% of eligible accounts receivable, as defined, and bear interest at the bank's prime rate plus 2.5%. The Revolving Line, as amended, expires in January 2001 and for its term requires INT'L.com to maintain a minimum level of tangible net worth.



    In January, March, and April 2000, INT'L.com received $2,000,000, $1,000,000 and $2,000,000, respectively, from the issuance of subordinated promissory notes to existing investors. The notes accrue interest at 8.5% per annum and mature one year from the date of issuance. The notes are subordinate to the Revolving Line described in Note 6. The notes were paid in May 2000 upon the closing of the merger as described in Note 4.



    On May 18, 2000 and May 22, 2000, as more fully described in Note 4, Lionbridge completed its acquisitions of all of the capital stock of Harvard Translations, Inc. and INT'L.com, Inc., respectively.



    In June 2000, Lionbridge issued 1,500,000 shares of its common stock at $8.50 per share in a private placement for total consideration received of approximately $12.8 million.



    In July 2000, Lionbridge renewed its line of credit agreement with a commercial bank at terms substantially similar to those under the previous arrangement. The renewed credit facility expires on August 20, 2000.